EXHIBIT 11

                  SWIFT TRANSPORTATION CO., INC. & SUBSIDIARIES

                Schedule of Computation of Net Earnings Per Share
                    (in thousands, except per share amounts)


                                    Three months ended       Six months ended
                                         June 30,                June 30,
                                    -----------------       -----------------
                                      1999      1998          1999      1998
                                      ----      ----          ----      ----

Net earnings                        $17,504   $14,036       $29,607   $23,448
                                    =======   =======       =======   =======

Weighted average shares:
 Common shares outstanding           64,027    64,085        63,888    63,918

 Common equivalent shares issuable
 upon exercise of employee stock
 options                              1,145     1,222         1,274     1,313
                                    -------   -------       -------   -------

Diluted weighted average shares      65,172    65,307        65,162    65,231
                                    =======   =======       =======   =======

Basic earnings per share            $   .27   $   .22       $   .46   $   .37
                                    =======   =======       =======   =======

Diluted earnings per share          $   .27   $   .21       $   .45   $   .36
                                    =======   =======       =======   =======

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